TO BE RELEASED	Contact: Rob Jorgenson
9:00 a.m., Tuesday, January 19, 2010	724-465-5448

S&T Bancorp Declares Quarterly Cash Dividend

Indiana, Pennsylvania - The Board of Directors of S&T Bancorp, Inc. (NASDAQ: STBA) declared a $0.15 per share cash dividend at its regular meeting held January 18, 2010. The dividend is payable February 25, 2010 to shareholders of record on February 1, 2010. This dividend compares to a common stock dividend of $0.15 per share during the third quarter of 2009 and represents a 3.4 percent annualized yield using the January 15, 2010 closing price of $17.55.

About S&T Bancorp, Inc.

Headquartered in Indiana, PA, S&T Bancorp, Inc. operates 55 offices within Allegheny, Armstrong, Blair, Butler, Cambria, Clarion, Clearfield, Indiana, Jefferson and Westmoreland counties. With assets of $4.2 billion, S&T Bancorp, Inc. stock trades on the NASDAQ Global Select Market under the symbol STBA. For more information, visit stbank.com.

SOURCE: S&T Bancorp, Inc.